Exhibit 23(b)



               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Radio Unica Communications Corp. 1998 Stock Option Plan, as amended, of our reports dated June 12, 1998 and February 24, 1999, except for the second paragraph of Note 2, as to which date is September 16, 1999, with respect to the financial statements of 13 Radio Corporation and the consolidated financial statements and schedules of Radio Unica Communications Corp., respectively, included in Radio Unica Communications Corp.'s Prospectus, filed with the Securities and Exchange Commission on October 19, 1999.



/s/ Ernst & Young LLP

Miami, Florida
January 5, 2000